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Exhibit 99.1

OWENS-ILLINOIS REPORTS THIRD QUARTER RESULTS—Eleventh Draft—October 21, 12:00 AM

        Toledo, Ohio, October 21, 2003—Owens-Illinois, Inc., (NYSE: OI) today reported third quarter 2003 net earnings of $28.9 million, or $0.16 per share (diluted) compared with net earnings for the third quarter 2002 of $97.9 million, or $0.63 per share (diluted). Results for the third quarter of 2003 included charges of $37.4 million ($23.4 million after tax) for the estimated loss on the pending sale of the Company's specialty closures assets, and $28.5 million ($17.8 million after tax) for the permanent closure of the Company's Hayward, Calif., glass container factory, both of which are discussed below. The after-tax effect of these two charges is a reduction of $0.28 in earnings per share.

        Operating results in the third quarter of 2003 continued to be unfavorably impacted by higher energy costs, reduced pension income, modestly lower glass unit shipments in North America, and competitive pricing pressures in most of the Company's plastics businesses.

        Joseph H. Lemieux, Owens-Illinois Chairman and Chief Executive Officer said, "I am pleased that both our glass and plastic businesses reported higher sales for the third consecutive quarter. A high point of the third quarter was that our glass businesses reported increased EBIT compared with prior year despite higher energy costs and lower pension income. As momentum continues to build across our operations, we are focused on enhancing liquidity, improving productivity, pursuing cost-saving opportunities and driving solid earnings performance going forward."

Business Review

Summary

        Third quarter 2003 net sales were $1.589 billion compared with $1.472 billion in the third quarter of 2002. On a consolidated basis, EBIT for the third quarter of 2003 was $159.3 million compared with $251.9 million for the third quarter of 2002. The following discussion of operations is presented on a segment reporting basis. The reconciliation of Segment EBIT to consolidated EBIT and to net earnings is presented in note (a) of the attached table entitled Consolidated Supplemental Financial Data.

Glass Containers Segment

        The Glass Containers segment reported third quarter 2003 net sales of $1.111 billion, up 8.9% from $1.020 billion in the third quarter of 2002. Segment EBIT for the third quarter of 2003, exclusive of the $28.5 million charge for the Hayward plant closure, was $207.8 million compared with $205.5 million for the third quarter of 2002. Segment EBIT margins in the third quarter of 2003 were 18.7% compared with 20.2% in the third quarter of 2002. Pension income was approximately $10 million lower than the third quarter of 2002, contributing to the reduction in Segment EBIT margins.

        Within the segment, North American glass container operations reported lower sales and EBIT for the third quarter of 2003 compared with the third quarter of 2002. Higher energy costs, modestly lower unit sales volumes, reduced pension income, and unfavorable currency translation rates in Canada were partially offset by improved manufacturing performance and higher selling prices. A substantial portion of the reduction in pension income for the Glass Containers segment was in North America.

        European glass container operations reported improved sales and EBIT for the third quarter of 2003 compared with the third quarter of 2002 mainly due to the favorable effects of significantly higher production and shipment activity, a more favorable product mix, favorable currency translation rates, and cost reduction initiatives at the Company's operations in Italy.

        Asia Pacific glass container operations reported higher sales and EBIT for the third quarter of 2003 compared with the third quarter of 2002.    Higher unit shipments, improved manufacturing performance, and favorable currency translation rates were the principal reasons for these improved EBIT results.

        In the South American glass container operations, third quarter 2003 sales and EBIT improved compared with third quarter 2002. Increased production activity and higher shipments, particularly in Brazil, coupled with higher selling prices and improved manufacturing performance were the main reasons for these improved results.

Plastics Packaging Segment

        For the third quarter of 2003, the Plastics Packaging segment reported net sales of $477.2 million, compared with $452.3 million for the third quarter of 2002. Segment EBIT for the third quarter of 2003, exclusive of the $37.4 million charge for the estimated loss on the pending sale of the specialty closures assets, was $39.5 million compared with $64.9 million for the third quarter of 2002. Resin cost pass-through pricing to customers increased sales by $15 million in the quarter. The principal factors contributing to the decline in Segment EBIT were lower selling prices in most of the segment's businesses and an approximate $2.2 million reduction in pension income, partially offset by a 10% increase in unit shipments over the prior year period.

Other Retained Items

        Other retained costs were $3.7 million higher in the third quarter of 2003 compared with the third quarter of 2002, principally due to lower pension income and higher information systems costs.

Interest Expense

        Interest expense increased to $120.1 million in the third quarter of 2003 from $106.9 million in the third quarter of 2002. The higher interest in 2003 was mainly due to the issuance of $625 million of fixed rate notes during the fourth quarter of 2002 and $900 million of fixed rate notes in May 2003. The proceeds from the notes were used to repay lower-cost variable rate debt borrowed under the Company's previous bank credit agreement. Lower interest rates on the Company's remaining variable rate debt partially offset the increase.

Liquidity Improvement Initiatives

Sale of Specialty Closures Assets

        The Company has reached agreement in principle for the sale of its assets related to the production of plastic trigger sprayers and finger pump closures. The Company expects the transaction to close early in the fourth quarter. Expected net cash proceeds of approximately $50 million, including liquidation of related working capital, will be used to reduce debt. The Company's decision to sell these non-strategic assets is consistent with its objectives to improve liquidity and to focus on its core businesses.

Closure of Hayward, Calif., Glass Factory

        In August, the Company announced the permanent closing of its Hayward, Calif., glass container factory. Production at the factory was suspended in June following a major leak in its only glass furnace. Most of Hayward's business has been transferred to other company factories.

Capacity Utilization Review

        The Company is continuing its review of capacity utilization for its worldwide glass and plastics businesses. During the fourth quarter, the Company expects to announce further capacity curtailments and to pursue additional divestitures of non-strategic assets. These actions will result in pre-tax charges which could range from $85 million to $95 million. The Company believes these are important steps in its efforts to bring capacity and inventory levels in line with anticipated demand, and to improve capital spending efficiency.

Nine-month Results

        For the first nine months of 2003, the Company reported net earnings of $80.3 million, or $0.44 per share (diluted), compared with a net loss of $510.5 million, or $3.60 per share, for the first nine months of 2002.

        Results for the first nine months of 2003 included: 1) a loss of $37.4 million ($37.4 million after tax) from the sale of long-term notes receivable, 2) additional interest charges of $16.8 million ($10.7 million after tax) for early retirement of debt, principally note repurchase premiums, 3) a charge of $37.4 million ($23.4 million after tax) for the estimated loss on the pending sale of the specialty closures assets, and 4) a charge of $28.5 million ($17.8 million after tax) for the permanent closure of the Hayward glass container factory. The combined after-tax effect of these charges is a reduction of $0.60 in earnings per share.

        Results for the first nine months of 2002 included: 1) a charge for future asbestos related costs of $475 million ($308.8 million after tax), and 2) additional charges of $10.9 million ($6.7 million after tax) for early retirement of debt. The combined after-tax effect of these charges is a reduction in earnings per share of $2.15. Also in the third quarter of 2002, the Company recorded a charge for the change in method of accounting for goodwill of $460 million ($460 million after tax), or $3.14 per share.

Effective Tax Rate

        Excluding the effects of the loss on the sale of long-term notes receivable, the estimated loss on the sale of the specialty closures assets and the charge for the permanent closure of the Hayward glass container factory in 2003, the effects of the first quarter 2002 asbestos-related charge, and the additional interest charges for early retirement of debt in all periods, the Company's estimated effective tax rate for the first nine months of 2003 was 30.1% compared with an estimated rate of 31.6% for the first nine months of 2002 and an actual rate of 30.1% for the full year 2002.

Asbestos

        Asbestos-related cash payments for the third quarter of 2003 were $57.3 million, an increase of $1.6 million, or 2.9%, from the third quarter of 2002. The higher payments resulted principally from increased trial activity and an acceleration of filings and settlements due to the possible enactment of asbestos reform legislation at the federal level and in certain key states such as Texas and Ohio. For the first nine months of 2003, cash payments were $157.2 million, a reduction of $10.2 million, or 6.1%, from the first nine months of 2002. However, cash payments for claim settlements were down 11.8% during this period. As of September 30, 2003, the number of asbestos-related claims pending against the Company was approximately 31,000, up from approximately 24,000 pending claims at December 31, 2002. In the second quarter, the Company received approximately 7,000 new filings in advance of the effective date of the recently-enacted Mississippi tort reform law. Approximately 60% of those filings are cases with exposure dates after the Company's 1958 exit from the business for which the Company takes the position that it has no liability. The Company anticipates that cash flows from operations and other sources will be sufficient to meet all asbestos-related obligations on a short-term and long-term basis.

Forward Looking Statements

        This news release contains "forward looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company's current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) consolidation among competitors and customers, (10) the ability of the Company to integrate operations of acquired businesses, (11) unanticipated expenditures with respect to environmental, safety and health laws, (12) the performance by customers of their obligations under purchase agreements, and (13) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company's results of operations and financial condition, the Company does not intend to update any particular forward looking statements contained in this news release.

Company Profile

        Owens-Illinois is the largest manufacturer of glass containers in North America, South America, Australia and New Zealand, and one of the largest in Europe. O-I also is a worldwide manufacturer of plastics packaging with operations in North America, South America, Europe, Australia and New Zealand. Plastics packaging products manufactured by O-I include consumer products (blow molded containers, injection molded closures and dispensing systems) and prescription containers.

Conference Call

        As announced previously, a conference call to discuss the Company's latest results will be held Wednesday, October 22, at 8:30 a.m., Eastern Time. A live webcast and a replay of the conference call will be available on the Internet at the Owens-Illinois web site (www.o-i.com). The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (International) by 8:20 a.m. (Eastern Time) on October 22. Ask for the Owens-Illinois conference call. A replay of the call will be available from approximately 11:30 a.m. (Eastern Time) on October 22 through October 31. In addition to the Owens-Illinois web site, the replay also may be accessed by dialing 800-642-1687 (U.S. and Canada) or 706-645-9291 (International). The conference ID number to access the replay is 9410718.

Additional Information

        Certain additional information regarding third quarter EBIT and EPS comparisons to prior year is available at the Owens-Illinois web site, www.o-i.com, in the Investor Relations section under Annual Reports and Presentations.

CONTACT: OWENS-ILLINOIS, Sara Theis, 419-247-1297

        Copies of Owens-Illinois news releases are available at the Owens-Illinois web site at www.o-i.com; or at www.prnewswire.com.

OWENS-ILLINOIS, INC.
Condensed Consolidated Results of Operations
(Dollars in millions, except per share amounts)

	Three months ended September 30,
	2003	2002
Revenues:
Net sales	$1,588.5	$1,472.1
Royalties and net technical assistance	6.1	5.4
Equity earnings	6.6	7.6
Interest	3.3	5.9
Other	6.0	9.6

	1,610.5	1,500.6
Costs and expenses:
Manufacturing, shipping, and delivery	1,257.6	1,137.7
Research and development	12.3	10.0
Engineering	7.9	11.6
Selling and administrative	88.9	76.6
Interest	120.1	106.9
Other (a)	81.3	6.9

	1,568.1	1,349.7

Earnings before items below	42.4	150.9
Provision for income taxes	5.5	47.7
Minority share owners' interests in earnings of subsidiaries	8.0	5.3

Net earnings	$28.9	$97.9

Net earnings	$28.9	$97.9
Less convertible preferred stock dividends	(5.4)	(5.4)

Available to common share owners	$23.5	$92.5

Basic earnings per share of common stock:
Net earnings	$0.16	$0.63

Weighted average shares outstanding (000s)	146,936	146,749

Diluted earnings per share of common stock:
Net earnings	$0.16	$0.63

Diluted average shares (000s)	147,827	147,474

(a)
Amount for 2003 includes a charge of $37.4 million ($23.4 million after tax) for the estimated loss on the pending sale of the specialty closures assets and a charge of $28.5 million ($17.8 million after tax) for the permanent closure of the Hayward, California glass container factory. The after-tax effect of these two charges is a reduction in earnings per share of $0.28.

OWENS-ILLINOIS, INC.
Condensed Consolidated Results of Operations
(Dollars in millions, except per share amounts)

	Nine months ended September 30,
	2003	2002
Revenues:
Net sales	$4,554.5	$4,280.3
Royalties and net technical assistance	18.6	18.5
Equity earnings	20.2	19.8
Interest	17.4	17.8
Other	15.8	25.5

	4,626.5	4,361.9
Costs and expenses:
Manufacturing, shipping, and delivery	3,668.4	3,310.6
Research and development	34.6	30.0
Engineering	25.7	29.1
Selling and administrative	254.7	241.3
Interest (a)	369.5	324.9
Other (b)	127.2	501.8

	4,480.1	4,437.7

Earnings (loss) before items below	146.4	(75.8)
Provision (credit) for income taxes (a)	49.4	(40.9)
Minority share owners' interests in earnings of subsidiaries	16.7	15.6

Earnings (loss) before cumulative effect of accounting change	80.3	(50.5)
Cumulative effect of accounting change (c)		(460.0)
Net earnings (loss)	$80.3	$(510.5)

Earnings (loss) before cumulative effect of accounting change	$80.3	$(50.5)
Less convertible preferred stock dividends	(16.1)	(16.1)

Available to common share owners	$64.2	$(66.6)

Basic earnings (loss) per share of common stock:
Earnings (loss) before cumulative effect of accounting change	$0.44	$(0.46)
Cumulative effect of accounting change		(3.14)

Net earnings (loss)	$0.44	$(3.60)

Weighted average shares outstanding (000s)	146,894	146,560

Diluted earnings (loss) per share of common stock:
Earnings (loss) before cumulative effect of accounting change	$0.44	$(0.46)
Cumulative effect of accounting change		(3.14)

Net earnings (loss)	$0.44	$(3.60)

Diluted average shares (000s) (d)	147,624	146,560

(a)
Amount for 2003 includes second quarter charges of $13.2 million ($8.2 million after tax) for note repurchase premiums and $3.6 million ($2.5 million after tax) for the write-off of finance fees related to debt that was repaid prior to its maturity. The after-tax effect of these charges is a reduction in earnings per share of $0.07.

  In accordance with FAS No. 145, the first quarter 2002 extraordinary write-off of unamortized deferred finance fees related to indebtedness repaid prior to its scheduled maturity of $6.7 million ($0.05 per share) was reclassified into income from continuing operations. Interest expense increased by $10.9 million and the credit for income taxes increased by $4.2 million.

(b)
Amount for 2003 includes a second quarter charge of $37.4 million ($37.4 million after tax) for the loss on the sale of long-term notes receivable. The after-tax effect of this charge is a reduction in earnings per share of $0.25.

  Amount for 2003 includes third quarter charges of $37.4 million ($23.4 million after tax) for the estimated loss on the pending sale of the specialty closures assets and $28.5 million ($17.8 million after tax) for the permanent closure of the Hayward, California glass container factory. The after-tax effect of these two charges is a reduction in earnings per share of $0.28.

  Amount for 2002 includes a first quarter charge of $475.0 million ($308.8 million after tax) to increase the reserve for estimated future asbestos-related costs. The after-tax effect of this charge is a reduction in earnings per share of $2.10 (net of dilutive effect of $0.01).

(c)
On January 1, 2002, the Company adopted Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS No. 142"). As required by FAS No. 142, the transitional goodwill impairment loss of $460.0 million was recognized as the cumulative effect of a change in method of accounting.

(d)
Diluted earnings per share of common stock are equal to basic earnings per share of common stock for 2002 due to the net loss.

OWENS-ILLINOIS, INC.
Consolidated Supplemental Financial Data
(Dollars in millions)

	Three months ended September 30,
	2003	2002
Selected Segment Information
Net sales:
Glass Containers	$1,111.3	$1,019.8
Plastics Packaging	477.2	452.3

Segment and consolidated net sales	$1,588.5	$1,472.1

Product Segment EBIT (a):
Glass Containers (b)	$207.8	$205.5
Plastics Packaging (c)	39.5	64.9

Product Segment EBIT	247.3	270.4
Eliminations and other retained items	(22.2)	(18.5)

Segment EBIT	$225.1	$251.9

Selected Cash Flow Information
Depreciation	$118.5	$103.9

Amortization of intangibles and other deferred items	$5.8	$6.5

Additions to property, plant, and equipment	$95.3	$105.4

Asbestos-related payments	$57.3	$55.7

Asbestos-related insurance proceeds	$0.2	$8.7

	Nine months ended September 30,
	2003	2002
Selected Segment Information
Net sales:
Glass Containers	$3,116.5	$2,916.2
Plastics Packaging	1,438.0	1,364.1

Segment and consolidated net sales	$4,554.5	$4,280.3

Product Segment EBIT (a):
Glass Containers (b)(d)	$518.7	$549.5
Plastics Packaging (c)	144.1	217.9

Product Segment EBIT	662.8	767.4
Eliminations and other retained items (e)	(61.0)	(61.1)

Segment EBIT	$601.8	$706.3

Selected Cash Flow Information
Depreciation	$350.0	$321.1

Amortization of intangibles and other deferred items	$20.3	$20.0

Additions to property, plant, and equipment	$316.0	$343.2

Asbestos-related payments	$157.2	$167.4

Asbestos-related insurance proceeds	$5.0	$23.2

Selected Balance Sheet Information
	September 30, 2003	September 30, 2002
Total debt	$5,502.4	$5,386.0

Share owners' equity	$1,924.1	$1,619.7

Cash	$148.3	$177.1

Short-term investments	$28.9	$17.4

(a)
EBIT consists of consolidated earnings before interest income, interest expense, provision for income taxes, minority share owners' interests in earnings of subsidiaries, and cumulative effect of accounting change. Segment EBIT excludes amounts related to certain items that management considers not representative of on-going operations.

  The Company presents EBIT because its management believes that it provides investors with a measure of operating performance without regard to level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to EBIT is net earnings. The Company presents Segment EBIT because management uses the measure, in large part, to evaluate the Company's performance and to allocate resources.

  A reconciliation of net earnings (loss) to consolidated EBIT and Segment EBIT is as follows:

	Three months ended September 30,
	2003	2002
Net earnings	$28.9	$97.9
Minority share owner's interests in earnings of subsidiaries	8.0	5.3
Provision for income taxes	5.5	47.7
Interest expense	120.1	106.9
Interest income	(3.3)	(5.9)

Consolidated EBIT	$159.2	$251.9
Estimated loss on the pending sale of the specialty closures assets	37.4
Permanent closure of the Hayward, California glass container factory	28.5

Segment EBIT	$225.1	$251.9

	Nine months ended September 30,
	2003	2002
Net earnings (loss)	$80.3	$(510.5)
Cumulative effect of accounting change		(460.0)

Earnings (loss) before cumulative effect of accounting change	$80.3	$(50.5)
Minority share owner's interests in earnings of subsidiaries	16.7	15.6
Provision (credit) for income taxes	49.4	(40.9)
Interest expense	369.5	324.9
Interest income	(17.4)	(17.8)

Consolidated EBIT	$498.5	$231.3
Loss on the sale of notes receivable	37.4
Estimated loss on the pending sale of the specialty closures assets	37.4
Permanent closure of the Hayward, California glass container factory	28.5
Charge for asbestos-related costs		475.0

Segment EBIT	$601.8	$706.3

(b)
Amount for 2003 excludes a charge of $28.5 million for the permanent closure of the Hayward, California glass container factory.

(c)
Amount for 2003 excludes a charge of $37.4 million for the estimated loss on the pending sale of the specialty closures assets.

(d)
Amount for 2003 excludes a charge of $37.4 million for the loss on the sale of long-term notes receivable.

(e)
Amount for 2002 excludes a charge of $475.0 million to increase the reserve for estimated future asbestos-related costs.

QuickLinks

  Exhibit 99.1
OWENS-ILLINOIS, INC. Condensed Consolidated Results of Operations (Dollars in millions, except per share amounts)
OWENS-ILLINOIS, INC. Condensed Consolidated Results of Operations (Dollars in millions, except per share amounts)
OWENS-ILLINOIS, INC. Consolidated Supplemental Financial Data (Dollars in millions)